Exhibit 10.04D

AMENDMENT NO. 4

CALIFORNIA COASTAL COMMUNITIES, INC. RETIREMENT PLAN

The California Coastal Communities, Inc. Retirement Plan (“Plan”) is hereby amended as follows, effective January 1, 2006, or as otherwise indicated below.  This Amendment also contains clarifications to certain Plan provisions.

1.  The first sentence of Section 3.12 (Direct Rollover) is clarified to read as follows:

Notwithstanding any provision of this Plan to the contrary that would otherwise limit a Distributee’s election under this Plan, to the extent administratively practicable, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a “Direct Rollover.”

2.  Section 3.15(c) and Section 3.15(d) are hereby deleted and, as indicated below, a new Appendix A (Minimum Required Distributions) is added to the Plan.

3.  The first sentence of Section 10.14 (Construction) is clarified to read as follows:

The Plan shall be construed and enforced according to the laws of the State of California (without regard to its choice of law principles) except to the extent otherwise required by ERISA or necessary for qualification under the Internal Revenue Code.

4.  The following is added at the end of STEP 1 of Section 6.3.3:

Subject to the effective date provisions contained in the first paragraph of this Section 6.3.3, the following additional provisions apply.  For purposes of adjusting for any form of benefit subject to Code Section 417(e), the Applicable Interest Rate (as defined in Code Section 417(e)(3)) is substituted for “5%” in this STEP 1; provided, however, that for retirements (i.e. annuity starting dates) in 2004 and 2005, 5.5% is substituted for the Applicable Interest Rate in the preceding sentence.

5.  A new Appendix A (Minimum Required Distributions) is added to the Plan to read as follows:

APPENDIX A:  MINIMUM REQUIRED DISTRIBUTIONS

1.1  Effective for required minimum distributions beginning with the 2006 calendar year, and notwithstanding anything to the contrary in this Plan, the minimum required distribution provisions in this Appendix shall apply.  Minimum required distributions for calendar years 2003, 2004 and 2005 are governed by the reasonable good faith standard contained in Treasury Regulation 1.401(a)(9)-6.

1.2  Notwithstanding anything to the contrary in this Plan, a Participant may not defer commencement of his or her benefits past his or her required beginning date.

1.3  Time and Manner of Distribution.

(a)  As of the first distribution calendar year (defined below), distributions, if not made in a single sum, will be made over one of the following periods (or a combination thereof):  (i) the life of the Participant, (ii) the life of the Participant and a designated beneficiary (defined below), (iii) a period certain not extending beyond the life expectancy of the Participant, or (iv) a period certain not extending beyond the joint and last survivor expectancy of the Participant and a designated beneficiary.

(b)  Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(A)  If the Participant’s surviving Spouse is the Participant’s sole designated beneficiary, then, except as provided in the Plan, distributions to the surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70½, if later.

(B)  If the Participant’s surviving Spouse is not the Participant’s sole designated beneficiary, then, except as provided in the Plan, distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(C)  If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest (if any) will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D)  If the Participant’s surviving Spouse is the Participant’s sole designated beneficiary and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, this Section 1.3(b) other than 1.3(b)(A), will apply as if the surviving Spouse were the Participant.

For purposes of this Section 1.3(b) and Section 1.6, distributions are considered to begin on the Participant’s Required Beginning Date (or, if Section 1.3(b)(D) applies, the date distributions are required to begin to the surviving Spouse under Section 1.3(b)(A)).  If annuity payments irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving Spouse before the date distributions are required to begin to the surviving Spouse under Section 1.3(b)(A)), the date distributions are considered to begin is the date distributions actually commence.

(c)  Form of Distribution.  Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first distribution calendar year, distributions will be made in accordance with Sections 1.4, 1.5 and 1.6 of this Article.  If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section 401(a)(9) of the Code and the Treasury regulations.

1.4  Determination of Amount to be Distributed Each Year.

(a)  General Annuity Requirements. If the Participant’s interest is paid in the form of annuity distributions under the Plan, payments under the annuity will satisfy the following requirements:

(A)  the annuity distributions will be paid in periodic payments made at intervals not longer than one year;

(B)  the distribution period will be over a life (or lives) or over a period certain not longer than the period described in Section 1.5 or 1.6;

(C)  once payments have begun over a period certain, the period certain will not be changed even if the period certain is shorter than the maximum permitted;

(D)  payments will either be non-increasing or increase only as follows:

(1)  by an annual percentage increase that does not exceed the annual percentage increase in a cost-of-living index that is based on prices of all items and issued by the Bureau of Labor Statistics;

(2)  to the extent of the reduction in the amount of the Participant’s payments to provide for a survivor benefit upon death, but only if the beneficiary whose life was being used to determine the distribution period described in Section 1.5 dies or is no longer the Participant’s beneficiary pursuant to a QDRO;

(3)  to provide cash refunds of Participant Contributions upon the Participant’s death; or

(4)  to pay increased benefits that result from a Plan amendment.

(b)  Amount Required to be Distributed by Required Beginning Date.  The amount that must be distributed on or before the Participant’s Required Beginning Date (or, if the Participant dies before distributions begin, the date distributions are required to begin under Section 1.3(b)(A) or (B)) is the payment that is required for one payment interval.  The second payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year.  Payment intervals are the periods for which payments are received, e.g., bi-monthly, monthly, semi-annually, or annually.  All of the Participant’s benefit accruals as of the last day of the first distribution calendar year will be included in the calculation of the amount of the annuity payments for payment intervals ending on or after the Participant’s Required Beginning Date.

(c)  Additional Accruals After First Distribution Calendar Year.  Except as provided in the Plan (e.g., the Plan’s suspension of benefits provisions), any additional benefits accruing to the Participant in a calendar year after the first distribution calendar year will be distributed beginning with the first payment interval ending in the calendar year immediately following the calendar year in which such amount accrues.

1.5  Requirements For Annuity Distributions That Commence During Participant’s Lifetime Where the Beneficiary Is Not the Participant’s Spouse.

If the Participant’s interest is being distributed in the form of a Joint and Survivor Annuity for the joint lives of the Participant and a non-Spouse Survivor Annuitant, annuity payments to be made on or after the Participant’s Required Beginning Date to the designated Survivor Annuitant after the Participant’s death must not at any time exceed the applicable percentage of the annuity payment for such period that would have been payable to the Participant using the table and the guidance set forth in Q&A-2 of section 1.401(a)(9)-6 of the Treasury regulations.

1.6  Requirements For Minimum Distributions Where Participant Dies Before Date Distributions Begin.

(a)  Participant Survived by Designated Beneficiary. Except as provided in the Plan, if the Participant dies before the date distribution of his or her interest begins and there is a designated beneficiary, the Participant’s entire interest will be distributed, beginning no later than the time described in Section 1.3(b)(A) or (B), over the life of the designated beneficiary or over a period certain not exceeding:

(A)  unless the Annuity Starting Date is before the first distribution calendar year, the life expectancy of the designated beneficiary determined using the beneficiary’s age as of the beneficiary’s birthday in the calendar year immediately following the calendar year of the Participant’s death; or

(B)  if the Annuity Starting Date is before the first distribution calendar year, the life expectancy of the designated beneficiary determined using the beneficiary’s age as of the beneficiary’s birthday in the calendar year that contains the Annuity Starting Date.

(b)  No Designated Beneficiary.  If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest (if any) will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(c)  Death of Surviving Spouse Before Distributions to Surviving Spouse Begin.  If the Participant dies before the date distribution of his or her interest begins, the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary, and the surviving Spouse dies before distributions to the surviving Spouse begin, this Section 1.6 will apply as if the surviving Spouse were the Participant, except that the time by which distributions must begin will be determined without regard to Section 1.3(b)(A).

1.7  Definitions.

(a)  Designated Beneficiary. The individual who is designated as the Beneficiary and is the designated beneficiary under section 401(a)(9) of the  Code and section 1.401(a)(9)-4, of the Treasury regulations.

(b)  Distribution calendar year.  A calendar year for which a minimum distribution is required.  For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date.  For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin pursuant to Section 1.3(b).

(c)  Life expectancy.  Life expectancy as computed by use of one of the following tables, as appropriate:  (i) the Single Life Table, (ii) Uniform Life Table, or (iii) Joint and Last Survivor Table found in section 1.401(a)(9)-9 of the Treasury regulations.

(d)  Required Beginning Date.  Is defined in Section 3.15(b).

IN WITNESS WHEREOF, California Coastal Communities, Inc. has caused this Amendment to be executed this 19th day of December, 2006.

CALIFORNIA COASTAL COMMUNITIES,
INC.

By:	/s/ Sandra G. Sciutto